Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 64 (g) Dated Monday, September 22, 2003
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Interest Rate Basis	Index Maturity	Spread to Interest Rate Basis	Maturity Date
44181EXG8	$358,000.00	1.000%	$354,420.00	Floating Rate	Treasury Rate	3 Months	0.550	09/15/2008
Maximum Interest Amount	Initial Interest Rate	Interest Payment Dates	Coupon Frequency	Day Count Basis	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
N/A	1.497%	12/15/2003 and Quarterly on the 15th thereafter	Quarterly	Actual/ Actual	Yes	Senior Unsecured Notes	A1	A
Interest Reset Dates:	12/15/2003 and Quarterly on the 15th thereafter

Redemption Information: Non-Callable.
NOTE: *** Floating Rate HFC InterNotes*** 3 Mos T-Bill + 55 bps

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

In the event that the result of the 3 month Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of the actions of 3 month Treasury Bills will again be published.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, September 22, 2003 @12:00 PM ET
Settlement Date: Thursday, September 25, 2003
All products sell at 100% of par.
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

							Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1